Exhibit 99.1

Bulldog Technologies Announces RFID and Sensor Network Products

Bulldog Develops Leading Edge Technology
For Monitoring, Tracking and Securing Assets in the Supply Chain
— RFID Products Round Out Security Offering —

RICHMOND, British Columbia, March 23, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor network applications announced today a product release schedule for three major RFID and sensor network product lines. The new products will broaden an already impressive product range, providing additional security applications and enabling more covert installations.

The addition of the RFID products to the existing BOSS™ product line allows Bulldog Technologies to offer a complete one stop shopping to customers for all for their asset tracking, protection and security needs. The product offering is the most complete in the industry, meeting the needs of the supply chain customer at every stage of process. The applications for the RFID products are wide spread; the devices can be used in yard environments for security and positioning requirements; in warehouse applications to detect theft, shrinkage and location; in sensor monitoring networks to detect a change in state be it light, hazmat, humidity temperature or even radiation, just to name a few. “Our products can protect cargo from the point of manufacture, right through the supply chain to point of sale,” stated John Cockburn, CEO and President of Bulldog Technologies. “RFID is a solid technology that we believe in and that will allow us to offer solutions to untapped security markets, where we know customers are experiencing a definable pain. Our products will resolve that pain and provide a definable ROI that can not be beat.”

The initial product development by Bulldog’s engineers introduces a short range semi-active tag that uses backscatter modulation to provide a RFID from 60 feet or less. The tag is credit card sized and can operate for up to 24 months with a coin cell sized internal battery. When mounted on a valuable asset such as a shipping container or a cargo trailer, it can be used for monitoring, tracking or securing the assets contained in the shipping vessel. In addition, Bulldog has developed a proprietary reader infrastructure to support the RFID tags. These tags and readers are scheduled to be deployed in customer field trials over the coming months and are targeted to be used for tracking, monitoring and securing of assets as they move through the supply chain.

The second phase of this product release will include the enhancement of the tags and readers to support the emerging EPC compliance standards, which will allow the interoperability of Bulldog products with other companies’ infrastructure. These EPC compliant devices will allow the integration of security and asset management into a single RFID application, and greatly improve the Bulldog customer ROI.

Bulldog plans on rounding out their product offering with the addition of long range active Zigbee RFID/Sensor monitoring tags. These tags will support the open 802.15.4 and Zigbee architectures furthering Bulldog’s goal of developing open interoperable products that will give transporters and manufacturers the ability to securely deliver and manage assets on a global scale. The integration of industry standards allows for the development of robust applications that can actively monitor any form of sensor compliant with the EPC, Zigbee, or 802.15.4 standards.

Heetor Wald, CTO for Bulldog Technologies stated, “The Bulldog engineering team is committed to developing leading edge technologies. The integration of EPC compliant tags and readers with the Zigbee sensor network architecture gives Bulldog a product that can provide a secure environment and deliver real-time monitoring and tracking data through a single network infrastructure. Bulldog is the first company to develop a security application with such robust functionality that can be deployed worldwide.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog Technologies Inc. on the Web at http://www.bulldog-tech.com

Contact:

Bulldog Technologies Inc. Press Contact:	Aurelius Consulting Group Investor Contact:
Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com